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                                                                   EXHIBIT 10.50



                                                               November 24, 1998


Timothy M. Mayleben
1728 Snowberry Ridge Rd.
Ann Arbor, MI 48103

Dear Tim,

On behalf of Esperion Therapeutics, Inc. (hereinafter "Esperion" or "The Company"), I am pleased to offer you a position in the Company. The following represents a series of proposed terms:

     1. The position is Vice President, Finance and Administration and Chief Financial Officer.

     2. Cash compensation will consist of a base salary of $130,000 per year plus a bonus of up to 20%. Bonus eligibility begins only after one year of satisfactory employment. The magnitude of the bonus, if any, will be determined by the Company's Board of Directors, based upon achievement of a series of mutually agreed upon performance milestones. A proposed series of milestones will be developed between you and the President/CEO.

     3. A benefit package will be provided to you which is equivalent to that offered to other staff members employed by the company, including health benefits.

     4. A performance review will be conducted on an annual basis, which will include a determination of potential adjustment of base salary, along with bonus when eligible. Also to be considered on an annual basis will be the grant of incentive stock options, in recognition of your performance for the preceding year.

     5. As an incentive, you will be granted an option to purchase 90,000 shares of the Company's common stock, exercisable at a price per share equivalent to the fair market value of common stock ($0.15 per share). These options will vest quarterly over a four-year period of time from the date of issuance, and be exercisable for 4 years.

     6. In the event that your employment with the Company is terminated by the Company for reasons other than cause (cause shall be defined as (i) any action by Employee involving willful gross misconduct having a material adverse effect on the Company; (ii) Employee being convicted of a felony under the laws of the US or any state or under the laws of any other country or political subdivision thereof), you will be provided a severance package of 6 months of salary, with continuation of benefits during this period, and the Company will provide accelerated vesting such that 25% of

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                                       - 2 -                   November 24, 1998



         your as yet unvested stock options will immediately vest. In the event that your employment with the Company is terminated due to death or "permanent and total disability" (as such term may be defined by the Company's insurer) the company will provide accelerated vesting such that 25% of your yet unvested stock options will immediately vest. If you terminate your employment with the Company voluntarily, you will forfeit the severance package, as well as any of your unvested stock options. With respect to any vested options, in the event that you voluntarily terminate your employment with the company, you will have 90 days to exercise these options, or otherwise they will be forfeited.

     7. You will be asked to execute a standard confidentiality and assignment agreement, as well as a standard non-compete agreement. The non-compete agreement will provide that in the event that you sever your relationship with the Company, for a period of 12 months, you will not engage in professional activity which will be directly competitive with the business of the Company (anti-atherosclerosis drug discovery and development). In the event of involuntary termination for other than cause, your non-compete obligation will be waived.

     8. If the above terms are agreeable, your start date will be January 11, 1999.

If the terms of this proposal are acceptable, please so indicate by executing on the line provided below, and Fax as well as mail (an original copy) to Esperion. Please respond to this proposal within two weeks from the date of this offer. After this date (i.e. after 12/09/98), this offer may be withdrawn at the discretion of Esperion Therapeutics. I look forward to working with you.

                                   Sincerely,




                                   Roger S. Newton, Ph. D.
                                   President/CEO


cc:  Annie Lamont, Christopher Moller,
     David  Scheer, Anders Wiklund

ACCEPTED AND AGREED TO:

 /s/ Timothy M. Mayleben                   11-25-98
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Timothy M. Mayleben                            Date